Exhibit 99.1

TransDigm to Acquire AmSafe Global Holdings, Inc.

CLEVELAND, January 20, 2012 /PRNewswire via COMTEX/ — TransDigm Group Incorporated (NYSE: TDG) announced today a definitive agreement to purchase AmSafe Global Holdings, Inc. (“AmSafe”), a privately-owned, world leading supplier of innovative, highly engineered and proprietary safety and restraint equipment used primarily in the global aerospace industry. AmSafe is being purchased for a total purchase price of approximately $750 million in cash from a group controlled by Berkshire Partners LLC and Greenbriar Equity Group LLC. The price includes substantial tax benefits to be realized by TransDigm in 2012 and beyond. TransDigm expects to finance the acquisition through a combination of new senior bank debt and cash and has obtained commitments for the full amount of financing to execute this transaction.

AmSafe, headquartered in Phoenix, Arizona, had calendar 2011 revenue of about $260 million. Approximately 80% of the revenues and 90% of the profits come from the commercial aerospace and military markets with the balance from the commercial ground vehicle market. Less than 10% of revenues are from products sold to the military market. Approximately 65% of total revenues come from the aftermarket, primarily commercial transport aircraft. Excluding the commercial ground vehicle business, about 85% of revenues are from the aftermarket.

AmSafe is best known for its proprietary aviation passenger seatbelts and airbags. The company’s products are on virtually all of the world’s airlines with products certified and installed on more than 90% of the aircraft produced globally. They are also the first and only company to have a seatbelt airbag system installed worldwide on both commercial transport and general aviation aircraft. Below deck, AmSafe manufactures various cargo and restraint products.

“This is another sizable acquisition opportunity that meets our strategic, operational and value-creation criteria,” stated W. Nicholas Howley, TransDigm’s Chairman and Chief Executive Officer. “We are pleased with the opportunity to acquire a business of this size and quality that so closely meets our business model. Most of AmSafe’s revenues come from highly engineered, proprietary aerospace product with substantial and growing aftermarket content. Its restraints are specified on every Boeing and Airbus commercial transport aircraft model, including the B787, A380, and A350 as well as all major regional airframes. The company has a strong value focused culture similar to our own. Consistent with our past acquisitions, we anticipate this will quickly generate significant additional equity value.”

“TransDigm has built a world-class aerospace company, and has done so in a manner that demonstrates a commitment to those values that we hold dear,” said Terence W. Lyons, President and CEO of AmSafe. “On behalf of my entire management team, we look forward to working with the TransDigm team, and are confident that TransDigm will provide excellent stewardship for our company and our employees going forward. We are also grateful for Berkshire and Greenbriar’s strategic guidance and support of our growth plan over the past four years. AmSafe has expanded its offerings of new and improved safety and securement products as a result of the increased investment and firm backing offered by our financial sponsors. It was a pleasure partnering with two such talented and experienced private equity franchises.”

Regg Jones, Co-Founder and Managing Partner of Greenbriar, commented, “The AmSafe management team established an industry leading franchise in the global aviation sector and has grown the business and created significant value over the past several years. Their dedication, drive, expertise and collaborative approach are essential to their success and will be a great fit with TransDigm’s world-class businesses. We will miss working with them.”

The acquisition, which is expected to close before the end of the second quarter of fiscal year 2012, is subject to regulatory approvals and customary closing conditions.

AmSafe was advised on the transaction by Weil, Gotshal & Manges LLP. TransDigm was advised on the transaction by Baker & Hostetler LLP.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, engineered interior surfaces and lighting and control technology.

About AmSafe Industries, Inc.

AmSafe is the world leader in safety and securement products for the aerospace, defense, and ground transportation industries. AmSafe’s innovative products can be found on virtually every commercial aircraft in the world and include seatbelts, restraints, airbags, cargo and barrier nets, tie-downs and cabin interior textiles, and its textile armor protection system and restraints can be found on a wide range of military vehicles worldwide. Headquartered in Phoenix, Arizona, AmSafe operates manufacturing and service facilities around the globe and is committed to providing quality products and timely, cost effective solutions to customers worldwide.

Contact:	Liza Sabol

Investor Relations

(216) 706-2945

ir@transdigm.com

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